Exhibit 99.1

Michael Kors Holdings Limited Announces Fourth Quarter and Annual Fiscal 2014 Results

Fourth Quarter Total Revenue Increased 53.6%; Comparable Store Sales Increased 26.2%

Fourth Quarter Reported Diluted EPS Increased 56.0% to $0.78

Hong Kong — May 28, 2014 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fourth quarter and fiscal year ended March 29, 2014.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “We delivered outstanding financial performance in fiscal 2014 with comparable store sales growth of 26.2% and EPS growth of 63.5%. We believe that our expanding global brand awareness is driving continued strong demand for our luxury product and fueling our growth as a global luxury lifestyle brand. In addition, Michael Kors and our talented design team continue to deliver exceptional products while the distinctive jet-set in-store experience that we offer in both our retail stores and our shop-in-shops continues to resonate well with our consumers. Overall, we have great momentum as we head into fiscal 2015 and remain very excited about our growth prospects for next year and beyond.”

For the fourth quarter ended March 29, 2014:

•	Total revenue increased 53.6% to $917.5 million from $597.2 million in the fourth quarter of fiscal 2013.

•	Retail net sales increased 49.7% to $408.4 million driven by a 26.2% increase in comparable store sales and 101 net new store openings since the end of the fourth quarter of fiscal 2013. Wholesale net sales increased 55.5% to $473.7 million and licensing revenue increased 79.1% to $35.4 million.

•	Gross profit increased 54.2% to $549.4 million, and as a percentage of total revenue increased to 59.9% compared to 59.7% in the fourth quarter of fiscal 2013.

•	Income from operations was $245.9 million, or 26.8% as a percentage of total revenue, as compared to $155.3 million, or 26.0% as a percentage of total revenue, for the fourth quarter of fiscal 2013.

•	Net income was $161.0 million, or $0.78 per diluted share, based on 207.0 million weighted average diluted shares outstanding. Net income for the fourth quarter of fiscal 2013 was $101.1 million, or $0.50 per diluted share, based on 203.8 million weighted average diluted shares outstanding.

•	At March 29, 2014, the Company operated 405 retail stores, including concessions, compared to 304 retail stores, including concessions, at the end of the same prior-year period. The Company had 150 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 555 Michael Kors stores worldwide at the end of the fourth quarter of fiscal 2014.

Mr. Idol continued, “We continued to see strength across the business in the fourth quarter, with significant revenue growth in each of our retail, wholesale and licensing segments as well as in both our North American and international markets. Revenue in North America grew 43% and comparable store sales increased 20.6%, with performance driven primarily by accessories and watch offerings. In addition, our North America wholesale segment generated another quarter of strong sales growth, particularly in our accessories and footwear categories, and we continued to benefit from shop-in-shop conversions in department stores. In Europe, revenue grew 125% in the fourth quarter, with exceptional comparable store sales growth of 62.7%, which we believe was driven by growing brand awareness and demand across regions. Lastly, in our licensing segment, revenue increased 79%, with continued strong performance in watches, fragrance and eyewear. Looking ahead, we remain poised to capitalize on Michael Kors’ distinct position within the global luxury market as we continue to execute our long term growth strategies.”

For the fiscal year ended March 29, 2014:

•	Total revenue for the year increased 51.8% to $3.3 billion from $2.2 billion in fiscal 2013.

•	Retail net sales increased 49.9% to $1.6 billion. Comparable store sales increased 26.2%. Wholesale net sales increased 52.8% to $1.6 billion and licensing revenue increased 61.3% to $140.3 million.

•	Gross profit for the year increased 54.3% to $2.0 billion, and as a percentage of total revenue increased to 60.9% as compared to 59.9% in fiscal 2013.

•	Income from operations for the year was $1.0 billion and as a percentage of total revenue was 30.5%. For fiscal 2013, income from operations was $630.0 million, or 28.9% as a percentage of total revenue.

•	Net income for the year was $661.5 million, or $3.22 per diluted share, based on 205.6 million weighted average diluted shares outstanding. Net income for fiscal 2013 was $397.6 million, or $1.97 per diluted share, based on 201.5 million weighted average diluted shares outstanding.

Outlook

For the first quarter of fiscal 2015, the Company expects total revenue to be in the range of $840 million to $850 million. This assumes a comparable store sales increase of approximately 20%. Diluted earnings per share are expected to be in the range of $0.78 to $0.80 for the first quarter of fiscal 2015. This assumes 207.5 million weighted average diluted shares outstanding and a tax rate of approximately 33.5%.

For fiscal 2015, the Company expects total revenue to be in the range of $4.0 billion to $4.1 billion. This assumes a comparable store sales increase in the high teens. Diluted earnings per share are expected to be in the range of $3.85 to $3.91 for fiscal 2015. This assumes 208.6 million weighted average diluted shares outstanding and a tax rate of approximately 33.5%.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, May 28, 2014 at 8:00 a.m. EDT. A replay of the call will be available today at 11:00 a.m. EDT; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 1071150. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013 (File No. 001-35368), filed on May 29, 2013 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

ICR, Inc.

Jean Fontana/Megan Crudele

646-277-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman/Brittany Fraser

646-277-1231

KorsPR@icrinc.com

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net sales	$882,043	$577,379	$3,170,522	$2,094,757
Licensing revenue	35,409	19,775	140,321	86,975

Total revenue	917,452	597,154	3,310,843	2,181,732
Cost of goods sold	368,026	240,939	1,294,773	875,166

Gross profit	549,426	356,215	2,016,070	1,306,566
Total operating expenses	303,517	200,911	1,007,899	676,552

Income from operations	245,909	155,304	1,008,171	630,014
Interest expense, net	(16)	223	393	1,524
Foreign currency loss (gain)	(148)	526	131	1,363

Income before provision for income taxes	246,073	154,555	1,007,647	627,127
Provision for income taxes	85,035	53,454	346,162	229,525

Net income	$161,038	$101,101	$661,485	$397,602

Weighted average ordinary shares outstanding:
Basic	203,387,343	200,080,126	202,582,945	196,615,054
Diluted	206,973,550	203,785,123	205,638,107	201,540,144
Net income per ordinary share:
Basic	$0.79	$0.51	$3.27	$2.02
Diluted	$0.78	$0.50	$3.22	$1.97
Statements of Comprehensive Income:
Net income	$161,038	$101,101	$661,485	$397,602
Foreign currency translation adjustments	(3,262)	(5,663)	(34)	(4,006)
Net realized and unrealized (losses) gains on derivatives	831	1,647	(2,878)	1,280

Comprehensive income	$158,607	$97,085	$658,573	$394,876

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 29, 2014	March 30, 2013
Assets
Current assets
Cash and cash equivalents	$955,145	$472,511
Receivables, net	314,055	206,454
Inventories	426,938	266,894
Deferred tax assets	30,539	8,480
Prepaid expenses and other current assets	50,492	34,850

Total current assets	1,777,169	989,189
Property and equipment, net	350,678	242,113
Intangible assets, net	48,034	20,980
Goodwill	14,005	14,005
Deferred tax assets	3,662	4,389
Other assets	23,425	18,889

Total assets	$2,216,973	$1,289,565

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$131,953	$82,977
Accrued payroll and payroll related expenses	54,703	38,642
Accrued income taxes	47,385	9,074
Accrued expenses and other current liabilities	74,329	33,555

Total current liabilities	308,370	164,248
Deferred rent	76,785	56,986
Deferred tax liabilities	5,887	13,163
Other long-term liabilities	19,800	7,922

Total liabilities	410,842	242,319
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 204,291,345 shares issued and outstanding at March 29, 2014, and 201,454,408 shares issued and outstanding at March 30, 2013	—	—
Treasury shares, at cost (29,765 shares at March 29, 2014)	(2,447)	—
Additional paid-in capital	527,213	424,454
Accumulated other comprehensive (loss) gain	(6,373)	(3,461)
Retained earnings	1,287,738	626,253

Total shareholders’ equity	1,806,131	1,047,246

Total liabilities and shareholders’ equity	$2,216,973	$1,289,565

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Revenue by Region:
North America (U.S. and Canada)	$739,368	$516,947	$2,771,818	$1,938,635
Europe	164,656	73,082	500,478	220,724
Other Regions	13,428	7,125	38,547	22,373

Total Revenue:	$917,452	$597,154	$3,310,843	$2,181,732

Revenue by Segment:
Net sales: Retail	$408,380	$272,717	$1,593,005	$1,062,642
Wholesale	473,663	304,662	1,577,517	1,032,115
Licensing	35,409	19,775	140,321	86,975

Total Revenue:	$917,452	$597,154	$3,310,843	$2,181,732

Income from Operations:
Retail	$89,720	$78,327	$467,248	$315,654
Wholesale	139,512	74,416	459,774	269,323
Licensing	16,677	2,561	81,149	45,037

Total Income from Operations	$245,909	$155,304	$1,008,171	$630,014